EXHIBIT 99.1

DTE Energy reports strong first quarter 2018 results

•	Submitted plans to double renewable energy capacity by early 2020s

•	Earned national recognition for sustainability leadership

•	Lowered natural gas prices for customers

DETROIT, Apr. 25, 2018 - DTE Energy (NYSE:DTE) today reported first quarter 2018 earnings of $361 million, or $2.00 per diluted share, compared with $400 million, or $2.23 per diluted share in 2017. Reported first quarter earnings were primarily driven by DTE Energy’s utilities.

Operating earnings for the first quarter 2018 were $342 million, or $1.91 per diluted share, compared with 2017 operating earnings of $322 million, or $1.79 per diluted share. Operating earnings exclude non-recurring items, certain mark-to-market adjustments and discontinued operations. Reconciliations of reported earnings to operating earnings are included at the end of this news release.

“We are off to a strong start in 2018,” said Gerry Anderson, DTE Energy chairman and CEO. “In addition to a good start on the financial front, I am proud of our commitment to environmental sustainability and our focus on employee engagement and safety. In the first quarter of 2018, we earned national recognition for doing what is right for our employees, customers and the environment.”

Anderson noted the following accomplishments:

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Filed plans to double renewable energy capacity by early 2020s: DTE Energy submitted its 2018 Renewable Energy Plan to the Michigan Public Service Commission proposing approximately 1,000 additional megawatts of carbon-free electricity from new wind and solar projects in Michigan scheduled to be completed by 2022. If approved, these new renewable energy projects would drive investment of more than $1.7 billion in Michigan.

•
Earned national recognition for environmental leadership: Received a national climate leadership award from the Center for Climate and Energy Solutions and The Climate Registry for DTE Energy's aggressive commitment to reduce carbon emissions more than 80 percent by 2050.

•
Recognized as a Gallup Great Workplace for sixth consecutive year: DTE Energy was recognized by Gallup for the sixth year in a row as a workplace with exceptionally high employee engagement - in the top 4 percent of Gallup’s worldwide database of companies.

•
Led the Midwest in business customer satisfaction: DTE Energy ranked highest in customer satisfaction with gas and electric business customers in the Midwest in J.D. Power’s 2017 study. DTE also ranked second in overall customer satisfaction with electric and gas residential customers in the Midwest Large segment. DTE has improved its customer satisfaction score every year since 2012.

•
Lowered natural gas prices: DTE Energy customers saw natural gas prices drop in March and again in April - resulting in a nearly 20 percent reduction from a year ago. The most recent decrease marks the fourth price drop for natural gas in the last 13 months.

Outlook for 2018

DTE Energy reaffirms 2018 operating EPS guidance of $5.57 - $5.99.

“We delivered strong first quarter financial results in both utility and non-utility businesses,” said Peter Oleksiak, DTE Energy senior vice president and CFO. “We feel confident that we will achieve our financial targets in 2018 while making significant strides in our infrastructure investment plan.”

This earnings announcement and presentation slides are available at dteenergy.com/investors.

The company will conduct a conference call to discuss earnings results at 9 a.m. ET. Investors, the news media and the public may listen to a live internet broadcast of the call at dteenergy.com/investors. The telephone dial-in numbers are U.S. and Canada toll free: (888) 505-4377 or international toll: (719) 325-2390. The passcode is 9327084. The webcast will be archived on the DTE Energy website at dteenergy.com/investors. An audio replay of the call will be available from noon today to noon Wednesday, May 9. To access the replay, dial U.S. and Canada toll free (888) 203-1112 or international toll (719) 457-0820 and enter the passcode 9327084.

About DTE Energy
DTE Energy (NYSE:DTE) is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include an electric utility serving 2.2 million customers in Southeastern Michigan and a natural gas utility serving 1.3 million customers in Michigan. The DTE Energy portfolio includes non-utility energy businesses focused on power and industrial projects, natural gas pipelines, gathering and storage, and energy marketing and trading. Information about DTE Energy is available at dteenergy.com, twitter.com/dte_energy and facebook.com/dteenergy.

Use of Operating Earnings Information - DTE Energy management believes that operating earnings provide a more meaningful representation of the company’s earnings from ongoing operations and uses operating earnings as the primary performance measurement for external communications with analysts and investors. Internally, DTE Energy uses operating earnings to measure performance against budget and to report to the Board of Directors.

In this release, DTE Energy discusses 2018 operating earnings guidance. It is likely that certain items that impact the company's 2018 reported results will be excluded from operating results. Reconciliations to the comparable 2018 reported earnings guidance are not provided because it is not possible to provide a reliable forecast of specific line items (i.e. future non-recurring items, certain mark-to-market adjustments and discontinued operations). These items may fluctuate significantly from period to period and may have a significant impact on reported earnings.

The information contained herein is as of the date of this release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this release as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “may,” “could,” “projected,” “aspiration,” “plans” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially.

Many factors impact forward-looking statements including, but not limited to, the following: impact of regulation by the EPA, the FERC, the MPSC, the NRC, and for DTE Energy, the CFTC, as well as other applicable governmental proceedings and regulations, including any associated impact on rate structures; the amount and timing of cost recovery allowed as a result of regulatory proceedings, related appeals, or new legislation, including legislative amendments and retail access programs; economic conditions and population changes in our geographic area resulting in changes in demand, customer conservation, and thefts of electricity and, for DTE Energy, natural gas; environmental issues, laws, regulations, and the increasing costs of remediation and compliance, including actual and potential new federal and state requirements; health, safety, financial, environmental, and regulatory risks associated with ownership and operation of nuclear facilities; the cost of protecting assets against, or damage due to, cyber crime and terrorism; volatility in the short-term natural gas storage markets impacting third-party storage revenues related to DTE Energy; impact of volatility of prices in the oil and gas markets on DTE Energy's gas storage and pipelines operations; impact of volatility in prices in the international steel markets on DTE Energy's power and industrial projects operations; volatility in commodity markets, deviations in weather, and related risks impacting the results of DTE Energy's energy trading operations; changes in the cost and availability of coal and other raw materials, purchased power, and natural gas; advances in technology that produce power or reduce power consumption; changes in the financial condition of DTE Energy's significant customers and strategic partners; the potential for losses on investments, including nuclear decommissioning and benefit plan assets and the related increases in future expense and contributions; access to capital markets and the results of other financing efforts which can be affected by credit agency ratings; instability in capital markets which could impact availability of short and long-term financing; the timing and extent of changes in interest rates; the level of borrowings; the potential for increased costs or delays in completion of significant capital projects; changes in, and application of, federal, state, and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings, and audits; the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers; unplanned outages; employee relations and the impact of collective bargaining agreements; the risk of a major safety incident at an electric distribution or generation facility and, for DTE Energy, a gas storage, transmission, or distribution facility; the availability, cost, coverage, and terms of insurance and stability of insurance providers; cost reduction efforts and the maximization of plant and distribution system performance; the effects of competition; changes in and application of accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy, and other business issues; contract disputes, binding arbitration, litigation, and related appeals; and the risks discussed in our public filings with the Securities and Exchange Commission. New factors emerge from time to time. We cannot predict what factors may arise or how such factors may cause results to differ materially from those contained in any forward-looking statement. Any forward-looking statements speak only as of the date on which such statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. This presentation should also be read in conjunction with the Forward-Looking Statements section of the joint DTE Energy and DTE Electric 2017 Form 10-K and 2018 Form 10-Q (which section is incorporated by reference herein), and in conjunction with other SEC reports filed by DTE Energy and DTE Electric.

For further information, members of the media may call:
Stephanie Beres, DTE Energy, 313.235.5555

For further information, analysts may call:
Barbara Tuckfield, DTE Energy, 313.235.1018
John Dermody, DTE Energy, 313.235.8750

DTE Energy Company
Segment Net Income (Unaudited)

	Three Months Ended March 31,
	2018				2017
	Reported Earnings	Adjustments		Operating Earnings	Reported Earnings	Adjustments		Operating Earnings
	(In millions)
DTE Electric	$140	$8	A	$142	$106	$—		$106
		1	B
		(7)	C

DTE Gas	104	8	A	111	107	—		107
		1	B
		(2)	C

Non-utility operations
Gas Storage and Pipelines	62	—		62	45	—		45

Power and Industrial Projects	45	(3)	C	42	30	—		30

Energy Trading	31	(30)	D	1	96	(78)	D	18

Total Non-utility operations	138	(33)		105	171	(78)		93

Corporate and Other	(21)	5	A	(16)	16	—		16

Net Income Attributable to DTE Energy Company	$361	$(19)		$342	$400	$(78)		$322

Adjustments key
A) True-up of remeasurement of deferred taxes as a result of the enactment of the Tax Cuts and Jobs Act of 2017 — recorded in Income Tax Expense
B) Implementation costs related to a new customer billing system, net of authorized regulatory deferral — recorded in Operating Expenses — Operation and maintenance (net of tax of $1M and $0M for DTE Electric and DTE Gas, respectively)

C) One-time benefits expense reimbursement — recorded in Operating Expenses — Operation and maintenance (net of tax of $(2M), $(1M), and $(1M) for DTE Electric, DTE Gas, and Power and Industrial Projects, respectively)

D) Certain adjustments resulting from derivatives being marked-to-market without revaluing the underlying non-derivative contracts and assets — recorded in Operating Expenses — Fuel, purchased power, and gas — non-utility (net of tax of $(10M) in 2018 and $50M in 2017)

DTE Energy Company
Segment Diluted Earnings Per Share (Unaudited)

	Three Months Ended March 31,
	2018				2017
	Reported Earnings	Adjustments(1)		Operating Earnings	Reported Earnings	Adjustments(1)		Operating Earnings

DTE Electric	$0.78	$0.04	A	$0.79	$0.59	$—		$0.59
		0.01	B
		(0.04)	C

DTE Gas	0.58	0.04	A	0.62	0.60	—		0.60
		0.01	B
		(0.01)	C

Non-utility operations
Gas Storage and Pipelines	0.34	—		0.34	0.25	—		0.25

Power and Industrial Projects	0.25	(0.02)	C	0.23	0.17	—		0.17

Energy Trading	0.17	(0.17)	D	—	0.53	(0.44)	D	0.09

Total Non-utility operations	0.76	(0.19)		0.57	0.95	(0.44)		0.51

Corporate and Other	(0.12)	0.05	A	(0.07)	0.09	—		0.09

Net Income Attributable to DTE Energy Company	$2.00	$(0.09)		$1.91	$2.23	$(0.44)		$1.79

(1) Per share amounts for the adjustments are based on the after-tax effect for each item, divided by the diluted weighted average common shares outstanding, as noted on the Consolidated Statements of Operations (Unaudited)

Adjustments key — see previous page